Exhibit 99

Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
July 11, 2005

MIDWEST AIR GROUP REPORTS JUNE PERFORMANCE

Milwaukee, Wisconsin, July 11, 2005 - Midwest Air Group, Inc. (NYSE: MEH) today reported June performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. — Performance Report

	June				Six Months Ended June 30,
	2005	2004	% Change		2005	2004	% Change
Midwest Airlines Operations
Origin & Destination Passengers	271,957	192,144	41.5		1,419,221	1,131,755	25.4
Scheduled Service Revenue Passenger Miles (000s)	280,848	197,031	42.5		1,488,306	1,179,937	26.1
Scheduled Service Available Seat Miles (000s)	356,323	288,652	23.4		2,049,351	1,795,313	14.2
Total Available Seat Miles (000s)	359,920	295,505	21.8		2,082,699	1,875,815	11.0
Load Factor (%)	78.8%	68.3%	10.5	pts.	72.6%	65.7%	6.9	pts.
Revenue Yield (estimate)	$0.1224	$0.1259	(2.7)		$0.1151	$0.1194	3.6
Revenue per Schd. Svc. ASM (1) (estimate)	$0.1015	$0.0897	13.2		$0.0883	$0.0821	7.5
Average Passenger Trip Length (miles)	1,033	1,025	0.7		1,049	1,043	0.6
Number of Flights	3,944	3,041	29.7		21,456	18,701	14.7
Into-plane Fuel Cost per Gallon (estimate)	$1.74	$1.23	42.3		$1.66	$1.20	38.3

Midwest Connect Operations
Origin & Destination Passengers	73,246	58,058	26.2		397,411	320,733	23.9
Scheduled Service Revenue Passenger Miles (000s)	21,479	17,968	19.5		116,033	93,037	24.7
Scheduled Service Available Seat Miles (000s)	31,742	30,131	5.3		189,721	174,027	9.0
Total Available Seat Miles (000s)	31,742	30,131	5.3		189,989	174,027	9.2
Load Factor (%)	67.7%	59.6%	8.1	pts.	61.2%	53.5%	7.7	pts.
Revenue Yield (estimate)	$0.3705	$0.3727	(0.6)		$0.3553	$0.3796	(6.4)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2566	$0.2272	13.0		$0.2231	$0.2086	6.9
Average Passenger Trip Length (miles)	293	309	5.2		292	290	0.7
Number of Flights	5,071	4,640	9.3		29,759	27,344	8.8
Into-plane Fuel Cost per Gallon (estimate)	$1.86	$1.29	43.5		$1.72	$1.24	38.9

(1) Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities, including Houston Hobby – the airline’s newest destination. More information is available at www.midwestairlines.com.

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